content="text/html; charset=iso-8859-1"> S.Y. Bancorp, Inc. Form 8-K
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date Of Report (Date Of Earliest Event Reported): April 23, 2003

S.Y. BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	1-13661	61-1137529
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1040 East Main Street, Louisville, Kentucky	40206
(Address of principal executive offices)	(Zip code)

(502) 582-2571
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events.

On April 23, 2003, the shareholders of S.Y. Bancorp, Inc. (the "Company") approved an amendment to the Company's articles of incorporation to create a new class of preferred stock, the relative rights, preferences and other terms of which will be determined by the Company's board of directors prior to any issuance. Shares of the new preferred stock will be used in connection with the adoption by the Company's board of directors on February 18, 2003, of a shareholder rights plan in which rights to purchase shares of preferred stock would become exercisable by holders of common stock upon the occurrence of certain triggering events. In connection with its adoption of the rights plan, and subject to approval by shareholders of the amendment to the articles of incorporation creating the preferred stock, the Board of Directors declared a dividend distribution of one Series A Junior Participating Preferred Stock Purchase Right on each outstanding share of the Company's common stock, as set forth in the Rights Agreement dated as of April 23, 2003, between the Company and Wachovia Bank, National Association, as Rights Agent. The dividend distribution will be made on April 24, 2003, payable to shareholders of record on that date.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as a part of this Report:

Exhibit Number	Description of Exhibits

4	Rights Agreement dated as of April 23, 2003, between S.Y. Bancorp, Inc. and Wachovia Bank, National Association, as Rights Agent, which includes the form of Articles of Amendment to the Articles of Incorporation as Exhibit A, the form of Rights Certificate as Exhibit B and a Summary of the Rights as Exhibit C (incorporated herein by reference to Exhibit 1 to the Company’s registration statement on Form 8-A filed on April 23, 2003).

99.1	Press Release dated February 19, 2003.

99.2	Press Release dated April 23, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

S.Y. BANCORP, INC.

Date: April 24, 2003	By: /s/ David P. Heintzman
David P. Heintzman
President